Exhibit 99.1


       ZOLL Medical Corporation Announces Third Quarter Results

                Achieves Record Q3 Revenue and Earnings


    CHELMSFORD, Mass.--(BUSINESS WIRE)--July 26, 2007--ZOLL Medical Corporation (NasdaqGS: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced revenues of $76,929,000 for the third quarter of fiscal 2007, an increase of 20% compared to revenues of $64,267,000 in the third quarter of last year. Net income for the quarter increased 70% to $4,313,000, compared to $2,530,000 in the prior-year quarter. Diluted earnings per share increased 62% to $0.21 compared to $0.13 in the prior-year quarter. Share and per share data reflect a 2-for-1 stock split which became effective on February 20, 2007. Ending backlog was approximately $9.8 million.

    Third quarter sales to the North American market increased 18% to $57.7 million, compared to $48.7 million for the comparable prior-year quarter. Sales to the North American hospital market, which includes military sales, decreased 6% to $19.5 million, compared to $20.7 million in the third quarter of last year. Excluding military sales, North American hospital sales increased 27% from $14.0 million to $17.8 million. Military sales were $1.7 million compared to $6.7 million in the prior year period. Sales to the North American pre-hospital market increased 43% to $32.9 million, compared to $23.0 million in the same period last year. International sales increased 23% to $19.2 million, compared to $15.6 million for the comparable prior-year quarter. Total AutoPulse(R) shipments increased 38% to approximately $3.7 million, compared to $2.7 million in the third quarter of the prior year.

    Richard A. Packer, President and Chief Executive Officer of ZOLL, observed, "We are extremely pleased with our strong performance in the third quarter, achieving new highs at ZOLL for both revenues and profits. While U.S military sales were soft, presumably due to current military funding challenges, we more than made up for this deficit in other areas. Excluding this impact, all major elements of our business achieved robust growth during Q3. We are especially pleased to see continued growth in our International business coming off a very strong Q2. We continue to grow across the globe, with particular strength in professional defibrillators sold in emerging markets and AED growth in Europe."

    Mr. Packer commented, "North American hospital sales rebounded this quarter as we achieved better sales force focus on our existing pipeline of business. Although it is still early in the product's release, we believe customer response to the new R Series(TM) has been strong. Our "Simple, Smart and Ready" positioning is resonating with customers. With new leadership now on board with our hospital sales team, we look forward to the opportunity to push forward in the hospital market."

    "Business in the North American pre-hospital market was particularly strong," Mr. Packer continued, "with increased sales of defibrillators, public access AEDs, data management products and AutoPulse. The strength of our product portfolio is allowing us to attract many new customers. To help continue this momentum, during the quarter we completed two key initiatives in our data management business. First, we launched RescueNet CommCAD, an incident-based CAD (computer-aided dispatch) product capable of meeting the needs of the emergency operations of fire departments and larger EMS agencies. Second, we purchased BIO-Key International, Inc.'s fire records management software (FRMS) business for $7 million in cash. The product, re-branded as RescueNet FireRMS, is a market-leading, National Fire Incident Reporting System (NFIRS)-compliant, FRMS designed to handle the reporting and records management requirements within fire departments. Taken together, these two products will allow us to get greater leverage in fire departments by combining leading data management solutions and our cutting edge medical equipment."

    With respect to the AutoPulse, Mr. Packer noted, "Sales of the AutoPulse continue to be strong as shipments increased 38% from the prior-year quarter. Growth was driven by increased penetration in the North American EMS market, and some progress in the hospital market. The world is starting to more fully appreciate the need to improve blood flow in cardiac arrest patients and the place automated technology will have in increasing survival rates. We expect the strong growth of the AutoPulse to continue."

    Mr. Packer concluded, "Overall, the third quarter was another step forward to delivering our plan as outlined at the beginning of the year. While we are seeing a measurable benefit from the inability of our largest competitor to ship product into the U.S. market, the effect is still modest, as expected. We believe our results reflect the core strength of our Company and the new products that have recently come to market. Through nine months, we have exceeded our plan and expect to complete the year ahead of our original plan. Furthermore, we expect to be able to continue our growth for a considerable period into the future."

    ZOLL will host a conference call on Thursday, July 26, 2007 at 10:30 a.m. EDT to discuss its third quarter financial results. This conference call will be accessible on the Company's home page at www.zoll.com. Recorded replays of the financial results conference call will be available on the web page beginning later that day.

    About ZOLL Medical Corporation

    ZOLL Medical Corporation is committed to developing technologies that help advance the practice of resuscitation. With products for pacing, defibrillation, circulation, ventilation, and fluid resuscitation, ZOLL provides a comprehensive set of technologies that help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical information.

    ZOLL markets and sells its products in more than 140 countries. The company has direct operations, distributor networks, and business partners throughout the U.S., Canada, Latin America, Europe, the
Middle East, Asia, and Australia. For more information, visit www.zoll.com or call +1 978-421-9655.

    Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding revenues related to AutoPulse sales, and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled "Risk Factors" in the Company's Quarterly Report on Form 10-Q filed with the SEC on May 11, 2007. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

    Copyright (C) 2007 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AutoPulse, and ZOLL are registered trademarks of ZOLL Medical Corporation. R Series is a trademark of ZOLL Medical Corporation.

                     (Financial Results to Follow)



                       ZOLL MEDICAL CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                   July 1,  October 1,
                                                     2007      2006
                                                   -------- ----------
ASSETS
Current assets:
     Cash and cash equivalents                      $40,589    $42,831
     Short-term investments                          22,328     20,548
     Accounts receivable, net                        67,599     59,078
     Inventory, net                                  51,233     37,119
     Prepaid expenses and other current assets        9,260      9,010
                                                   -------- ----------
Total current assets                                191,009    168,586
Property and equipment, net                          30,486     26,655
Other assets, net                                    62,778     56,245
                                                   -------- ----------
                                                   $284,273   $251,486
                                                   ======== ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                               $16,295    $13,745
     Accrued expenses and other liabilities          44,502     42,095
                                                   -------- ----------
Total current liabilities                            60,797     55,840
Total stockholders' equity                          223,476    195,646
                                                   -------- ----------
                                                   $284,273   $251,486
                                                   ======== ==========




                       ZOLL MEDICAL CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share)

                                  Three Months     Nine Months Ended
                                      Ended
                                 July 1, July 2,   July 1,    July 2,
                                  2007    2006       2007       2006
                                 ------- ------- ------------ --------
Net sales                        $76,929 $64,267     $209,880 $176,560
Cost of goods sold                33,157  27,978       91,615   77,649
                                 ------- ------- ------------ --------
Gross profit                      43,772  36,289      118,265   98,911
Expenses:
     Selling and marketing        24,132  20,523       66,252   58,374
     General and administrative    6,683   6,383       19,374   16,252
     Research and development      7,468   6,050       20,484   16,795
                                 ------- ------- ------------ --------
     Total expenses               38,283  32,956      106,110   91,421
Income from operations             5,489   3,333       12,155    7,490
Other income                       1,250     634        2,813    1,347
                                 ------- ------- ------------ --------
Income before taxes                6,739   3,967       14,968    8,837
Taxes expense                      2,426   1,437        5,131    3,093
                                 ------- ------- ------------ --------
Net income                        $4,313  $2,530       $9,837   $5,744
                                 ======= ======= ============ ========
Earnings per share:
Basic                              $0.21   $0.13        $0.49    $0.30
                                 ======= ======= ============ ========
Diluted                            $0.21   $0.13        $0.48    $0.30
                                 ======= ======= ============ ========
Weighted average common shares:
Basic                             20,434  19,264       20,125   19,252
Diluted                           20,828  19,438       20,646   19,408



    CONTACT: ZOLL Medical Corporation
             A. Ernest Whiton, 978-421-9655
             Chief Financial Officer